Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES NOTICE FROM AMERICAN STOCK EXCHANGE

REGARDING POTENTIAL DELISTING

Greenwich, CT — December 1, 2004 — Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that on November 24, 2004, it received a notice from the American Stock Exchange (the “AMEX”) Listing Qualifications staff (the “Staff”) advising that because the Company failed to timely file its Form 10-Q for the period ended September 30, 2004, as required pursuant to Sections 134 and 1101 of the AMEX Company Guide (the “Company Guide”), and because the Company’s audit committee does not have the requisite three members as required pursuant to Section 121B(2) of the Company Guide, the Company is no longer in compliance with the continued listing requirements of the AMEX.  The Staff also noted that, pursuant to Section 1003(d) of the Company Guide, the Company’s failure to timely file its Form 10-Q is a material violation of the Company’s listing agreement with the AMEX.   As a result of the foregoing, the Company’s securities are subject to suspension and delisting from the AMEX.

In order to maintain its AMEX listing, the Staff has required the Company to submit by December 6, 2004 a plan advising the Staff of the actions the Company has taken or plans to take in order to bring itself into compliance with the continued listing standards of the AMEX by no later than January 6, 2005.  The Company intends to timely deliver its plan of compliance to the Staff.

The supplemental procedures being performed at the Company’s CompManagement, Inc. subsidiary previously announced by the Company on November 23, 2004 are continuing, and the Company now expects to file its quarterly report on Form 10-Q for the quarter ended September 30, 2004 on or before the January 6, 2005 deadline imposed by the Staff.  The Company is also actively seeking to restore its audit committee to the required three persons as soon as possible.  The Company believes that such actions will terminate the procedure for delisting of the Company’s securities from the AMEX.  If the Company files a plan, but such plan is not accepted by the Staff, or if the Company is unable to file its Form 10-Q or restore its audit committee to three independent members by January 6, 2005 (or otherwise fails to make progress consistent with its plan), there can be no assurance that the AMEX will not proceed with the delisting of the Company’s securities.

The Company’s two reportable segments are employer cost containment and health services, and educational services.  The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith.  The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.  The Company’s discontinued operations consist of Pumpkin Masters Holdings, Inc. (“Pumpkin”) and, P.D. Holdings, Inc. (“Possible Dreams”).  The Company sold all of Pumpkin’s assets in October 2004.  Possible Dreams filed for bankruptcy in October 2003, at which time, the Company no longer included the operating results of Possible Dreams in its consolidated financial statements.

This filing contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation insurance in Ohio, California and the other states in which the Company’s employer cost containment and health services segment operates,  the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and maintain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.